EXHIBIT 99.2
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Announces Pricing of $150 Million Exchangeable Senior Notes Offering

WEST CHESTER, OH, November 14, 2012 - AK Steel Holding Corporation (NYSE: AKS) (“AK Holding”) announced today that its subsidiary, AK Steel Corporation (“AK Steel”), has successfully priced a public offering of $150 million of 5.00% exchangeable senior notes due 2019 (the “notes”). AK Steel also agreed to grant the underwriters a 30-day option to purchase up to an additional $22.5 million aggregate principal amount of notes.
AK Steel will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning on May 15, 2013, at a rate of 5.00% per annum. The notes will mature on November 15, 2019. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AK Holding. Upon exchange of the notes, AK Steel will pay cash up to the aggregate principal amount of the notes to be exchanged and pay or deliver, as the case may be, cash, shares of AK Holding common stock or a combination of cash and shares of AK Holding common stock, at AK Steel's election, in respect of the remainder, if any, of its exchange obligation in excess of the aggregate principal amount of the notes being exchanged. The exchange rate will initially be 185.1852 shares of AK Holding common stock per $1,000 principal amount of notes (which is equivalent to an initial exchange price of approximately $5.40 per share of AK Holding common stock and represents an approximately 35% exchange premium over the public offering price of the AK Holding common stock offered by AK Holding in the concurrent public offering described below).
AK Steel intends to use the net proceeds from the sale of the notes to repay borrowings under its asset-backed revolving credit facility and for general corporate purposes. The offering is expected to close on November 20, 2012, subject to customary closing conditions.
Concurrently with this pricing of notes, AK Holding announced the pricing of its public offering of common stock, agreeing to sell 22 million shares of common stock at a public offering price of $4.00 per share.
The joint book-running managers for the offering are Credit Suisse, J.P. Morgan, Citigroup, Wells Fargo Securities, Morgan Stanley and BofA Merrill Lynch.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes in the offering, nor shall there be any sale of such notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
A copy of the prospectus supplement and accompanying prospectus for the offering can be obtained from Credit Suisse at Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 800-221-1037, or email: newyork.prospectus@credit-suisse.com; J.P. Morgan at J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, 866-803-9204; Citigroup at Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, 800-831-9146;

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Wells Fargo Securities at Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, 800-326-5897, or email: cmclientsupport@wellsfargo.com; Morgan Stanley at Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, 866-718-1649, or email: prospectus@morganstanley.com; or BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, or email: dg.prospectus_requests@baml.com.
Forward-Looking Statements
Some of the statements in this release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Holding's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as updated in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously-mined ore reserves.

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